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                                                                    EXHIBIT 99.1

Contact:   Investor Relations                       Media Relations
           W. Douglass Harris                       Steven D. Stern
           The Presley Companies                    Pondel/Wilkinson Group
           (949) 640-6400                           (310) 207-9300



                    THE PRESLEY COMPANIES ENTERS INTO REVISED
                              LETTER OF INTENT WITH
                            WILLIAM LYON HOMES, INC.

NEWPORT BEACH, CA - - -May 4, 1999 - - - The Presley Companies (NYSE: PDC) announced today that after approval by a Special Committee of its Board of Directors, it has entered into a revised letter of intent with William Lyon Homes, Inc. ("William Lyon Homes") setting forth their preliminary understanding with respect to (i) the proposed acquisition by Presley of substantially all of the assets of William Lyon Homes for a cash purchase price of $48 million and the assumption of all or substantially all of the liabilities of William Lyon Homes; and (ii) the proposed purchase by William Lyon Homes of a portion of the outstanding shares of Common Stock of Presley.

Under the terms of the revised letter of intent, William Lyon Homes will make offers to the holders of Presley's Series B Common Stock and a tender offer to the holders of Presley's Series A Common Stock to purchase, for a cash purchase price of $0.655 per share, an aggregate number of shares of Presley's Common Stock which when added to the number of shares of Presley already owned by William Lyon Homes and its affiliates, and after giving effect to a disposition of up to 8% of the total number of shares of Presley Common Stock currently outstanding by William Lyon Homes and/or its affiliates, will cause William Lyon Homes and its affiliates to own an aggregate of approximately 49% of the outstanding shares of Presley's Common Stock.



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The proposed transactions are subject to various conditions, including the successful negotiation and execution of a definitive agreement; the receipt of opinions of Presley's advisors with respect to the fairness of the transactions to Presley and its stockholders as well as the solvency of Presley following the consummation of the transactions; the receipt of real estate appraisals satisfactory to Presley and William Lyon Homes with respect to the real estate assets of William Lyon Homes; the approval of a definitive agreement by the respective boards of directors of Presley and William Lyon Homes by July 15, 1999; receipt of all required regulatory approvals and third party consents, including any required lender consents; the possession of sufficient borrowing capacity or the receipt of financing by Presley in an amount sufficient to enable Presley to finance the transactions; the holders of Presley's Series B Common Stock not acquiring or disposing of any beneficial interest in Presley's Common Stock prior to closing; the purchase by William Lyon Homes of a sufficient number of shares of Presley Common Stock to cause, when added to the number of shares already owned and after giving effect to the sale of up to 8% of Presley's Common Stock, William Lyon Homes to own at least 49% of Presley's Common Stock (but not more than 49.9%); and the absence of any material adverse change in the business or financial condition of either Presley or William Lyon Homes.

The proposed transactions are also conditioned upon each holder of Presley's Series B Common Stock having consented to the transactions and executed a written agreement, in form and substance satisfactory to William Lyon Homes and Presley, to sell shares of Presley's Series B Common Stock to William Lyon Homes such that each holder will own less than 5% of the aggregate number of shares of Presley's Common Stock. In the case of Foothill Capital Corporation, which is the beneficial owner of less than 5% of the outstanding shares of Presley Common Stock, William Lyon Homes would purchase 710,574 shares of Series B Common Stock. If the proposed tender offer to the holders of Presley's Series A Common Stock is undersubscribed, each holder of Series B Common Stock would sell an additional number of shares pro rata and at the same price. Each of the holders of Presley Series B Common Stock would also agree that prior to the completion of the tender offer for the Series A Common Stock, they will not transfer or tender any Series A Common Stock that they may own or transfer or convert any of their remaining Series B Common Stock. William Lyon Homes would also agree not to sell for three years any shares of Presley Common Stock in excess of the number currently owned unless such sale occurs in a transaction in which all stockholders of Presley are treated equally. William Lyon Homes has advised Presley's Special Committee that each holder of Series B Common Stock has indicated its acceptance of these terms but has not entered into a binding or enforceable agreement.

The letter of intent contemplates that each of the transactions will be structured so as to be subject to the successful completion of the others. The letter of intent also contemplates that the parties will structure the transactions (including, if necessary, by imposing limitations on certain transfers of shares) so as to avoid triggering the change of control tax provisions that would result in the loss of Presley's net operating losses for tax purposes. The letter of intent also contemplates that Presley's 12 1/2% Senior Notes due 2001 will remain outstanding without modification.


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The letter of intent provides that, subject to the fiduciary duties of their respective boards of directors, Presley and William Lyon Homes will negotiate exclusively with each other toward a definitive agreement until July 15, 1999. The letter of intent does not constitute a binding agreement to consummate the transactions and there can be no assurance that the parties will enter into a definitive agreement with respect to the transactions or that the conditions to the transactions will be satisfied.

William Lyon Homes, which is owned by William Lyon and his son, William H. Lyon, is a California-based homebuilder and real estate developer with projects currently under development in Northern and Southern California. William Lyon is the current Chairman of the Board of Presley.

The Presley Companies is one of the oldest and largest homebuilders in the Southwest with development communities in California, Arizona, New Mexico and Nevada. Founded in 1956, The Presley Companies has built and sold more than 47,000 homes and currently has 42 sales locations. Presley's corporate headquarters are located in Newport Beach, California.



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